Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.
spatializeraudiolabs@yahoo.com
SPATIALIZER AUDIO LABORATORIES CONSUMATES
SALE OF ASSETS
Los Angeles, Calif., July 2, 2007- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) (the “Company”) announced that on July 2, 2007, the Company and its wholly-owned subsidiary, Desper Products, Inc., a California corporation (“Desper”), consummated the sale of substantially all of their assets pursuant to a certain Asset Purchase Agreement, dated September 18, 2006 (the “Asset Purchase Agreement”), with DTS, Inc., a Delaware corporation (“DTS”), and DTS BVI Limited, a British Virgin Islands corporation and a wholly owned subsidiary of DTS (“BVI”), for an aggregate cash purchase price of $1,000,000. DTS and BVI have also agreed to assume and to pay, perform and discharge when due, all liabilities, obligations and commitments under certain specified contracts (the “Assumed Contracts”) to the extent arising or relating to performance by the Company or Desper after the date of closing, other than any liabilities arising due to any breach of any such Assumed Contract by the Company or Desper. Prior to the closing, DTS and BVI assigned their respective rights and obligations under the Asset Purchase Agreement to an indirect subsidiary of DTS, DTS Licensing Limited, a company organized under the laws of Ireland and the parties to the Asset Purchase Agreement extended the termination date of the Asset Purchase Agreement from June 30, 2007 to July 2, 2007.
     The Asset Purchase Agreement and the transactions contemplated therein were approved by the stockholders of the Company at a special meeting on June 15, 2007. Upon the conclusion of a nine month indemnification period, the Company plans to distribute substantially all of its remaining cash assets to its stockholders.
     About Spatializer
     Spatializer Audio Laboratories Inc. was a developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology has been incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. The Company has ceased operations. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Thousand Oaks, CA. Further information may be obtained from Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at spatializeraudiolabs@yahoo.com.

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.
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